Exhibit 99.1

CEO Remarks

Thank you very much.

We are here today for many reasons, one of which is to update you on our efforts to unlock the maximum real estate values on the Cortlandt Manor and Flowerfield properties.

I am happy to report that the residents and town officials in both Cortlandt Manor and the Town of Smithtown are indicating strong support for our respective application for entitlements to maximize the values of our holdings.

In Cortlandt Manor, public meetings have been held as the preamble to the Town Council approving the Medical Oriented District (“MOD”) in 2018. After the approval of the MOD, which is actually a change of zone, we expect the Town Council to approve our requested entitlements in early 2019. These dates, as all anticipated dates I’ll refer to, are subject to change by unforeseen events.

Our requested entitlements would, among other things, more than triple the current allowed medical office footprint plus authorize the addition of 200 residential units to our property. In anticipation of the receipt of such entitlements, we have begun the marketing effort of the Cortlandt Manor campus. Based on early indications of interest, we remain confident that the significant transformation associated with the MOD and the receipt of our related entitlements should result in sales and related distributions to our shareholders in excess of our current estimates which include the costs of pursuing the entitlements.

We are also receiving strong support from the residents and officials of the Town of Smithtown with regard to our proposed subdivision of the Flowerfield property. The Flowerfield subdivision plan, which is more fully described in our annual report, includes retaining the 130,000 square foot industrial park and dividing the remaining undeveloped acreage into a campus setting with seven additional parcels that include medical offices, assisted living facilities, a hotel and a sewage treatment plant.

In May 2018, the Planning Department of the Town of Smithtown issued a SEQRA Positive Declaration on our subdivision application which is typically associated with a one-year window to complete an environmental impact statement. However, we anticipate filing with the Town our updated environmental impact statement within the next few months barring receiving any unforeseen comments during the SEQRA related public comment period. We then anticipate the Town of Smithtown may take up to a year to complete its review of our environmental impact statement inclusive of resolving any concerns. Based on those assumptions, we anticipate receiving subdivision approval in the fourth quarter of 2019 and will be actively marketing the property to time the sales soon thereafter.

We know that there is community opposition from officials and residents of the adjoining Town of Brookhaven who have voiced strong concerns emanating from the development of Flowerfield. We are carefully listening to their concerns and are attempting to mitigate them. We are also listening to officials and residents of the Town of Smithtown who want to redevelop the St. James business district and are looking to receive the community, tax and employment benefits that will be provided by the subdivision and development of Flowerfield.

Accordingly, while our overall strategy for Flowerfield and Cortlandt remains unchanged, we have identified two additional opportunities that create added value for both the Company and for the Towns of Smithtown and Brookhaven. They are expanded sewage treatment plant facilities and the repositioning of the Flowerfield campus as a location of choice for Stony Brook University’s off-campus offices and entities affiliated with it.

As part of the subdivision plan, the Company has taken steps to design a sewage treatment plant with excess capacity which could provide services to the business district of St. James and could further increase the value that may be derived from the subdivision of the Flowerfield property. In addition, the sewage treatment plant, among other things, will also help preserve Stony Brook Harbor as well as the local drinking water thereby enhancing the quality of life for local residents. Our willingness to work with the community regarding its sewage treatment plant needs has resulted in additional support from Smithtown residents and town officials.

A parallel strategy was launched this previous year to reposition the Flowerfield campus as to service Stony Brook University and entities affiliated with it while also making it a cultural destination comprising arts, health and wellness services for the community. How are we doing? We have almost doubled the footprint of Stony Brook University-related parties from approximately 16,000 square feet to 29,000 square feet which we believe has created over $3 million of incremental value net of the tenant improvements. Furthermore, we have procured a non-recurring credit line of up to $3 million which may be drawn upon to accommodate additional leasing demands. These are not the final results of our efforts but only the first steps as we continue to enhance the value of our existing buildings to maximize the sale value of Flowerfield.

Perhaps most importantly, the larger community has been embracing the steps we are taking to enhance the industrial park and the surrounding area which lends further support for the potential positive impact for the balance of the Flowerfield campus’ plan. For example, a recent editorial in a local newspaper praised our vision for the development of Flowerfield and our efforts for the revitalization of the St. James business district.

During the pursuit of entitlements, we also continue to keep an eye on the market to ensure we can pivot if warranted. Real estate capitalization rates continue to be compressed as investors search for yield, forcing real estate participants to look for returns not correlated strictly to yield. This is potentially very positive for Gyrodyne, as both the Cortlandt and Flowerfield projects represent such investments. Therefore, we continue to believe more than ever that there is significant value associated with the entitlements we are pursuing. While rising interest rates and tightening underwriting standards on construction loans certainly impact potential buyers, the mere fact that our projects fit this investment category should be a net positive for our shareholders.

Let’s move on to updating you on the Company’s finances.

Our first quarter 10-Q reflects an estimated liquidating value of $17.95 per share which is almost flat with the estimates provided to you at December 31, 2017 and, adjusted for the 2017 $1.00 per share distribution, the estimate at December 31, 2016. The major factors behind maintaining our estimated distributions despite extending the estimated completion date of our liquidation to 2019 were the increase in the real estate value of $4.8 million to date offset by anticipated increased costs of $4.8 million. Over $2.4 million of such projected costs are directly attributable to increasing the real estate value and the anticipated incremental selling costs. The balance is comprised mainly of future net operating costs of $1.5 million resulting from extending the ending liquidation date and projected additional entitlement costs of approximately $900,000. The incremental costs are mitigated in part by not hiring replacements stemming from the 33% reduction in employees during 2017 and other cost management efforts. As a reminder, while the value of the real estate increased to date, such value is predicated on current real estate values and does not reflect the potential increased value that may result from the receipt of entitlements. By pursuing the entitlements, we are hopeful of realizing a greater net return to shareholders.

Let’s now discuss our sales and marketing efforts.

We sold three of the four remaining buildings in the Port Jefferson Professional Park for $2.8 million, approximately $1.2 million above their 2013 appraised values. This enabled us to distribute $1.00 per share in July 2017. We recently entered into contract for the sale of the final Port Jefferson building later this summer for $800,000.

We have launched a marketing campaign through our broker that solicits and educates potential buyers on the entitlements being pursued in both Cortlandt Manor and Flowerfield. We believe such outreach will reduce the marketing time necessary to close on property sales following the anticipated receipt of the entitlements in 2019.

As you can see, our team made considerable progress this past year toward procuring valuable entitlements. Furthermore, we have enhanced the potential value opportunity through repositioning the industrial park as well as expanding the sewage treatment plants capability. We believe these efforts will result in higher distributions to our shareholders.

In summary, we anticipate the receipt of entitlements for each respective property in 2019 and are coordinating our property marketing efforts to ensure that the respective sales and distributions occur soon thereafter.

My colleague, Peter Pitsiokos, will be discussing our entitlement efforts in more depth. Please feel free to ask questions after our presentations and to button hole us during lunch with any questions.

I thank you very much for your attention and your confidence.